AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1999

                                                         REGISTRATION NO.  333-
-------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                        ------------------------------------

                                      FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ------------------------------------

                                  FINET.COM, INC.
               (Exact Name of Registrant as Specified in Its Charter)


           DELAWARE                      6162                   94-3115180
 (State or other jurisdiction (Primary Standard Industrial    (I.R.S. Employer
     of incorporation or       Classification Code No.)     Identification No.)
        organization)

             2527 CAMINO RAMON, SUITE 200, SAN RAMON, CALIFORNIA 94583
                             TELEPHONE:  (925) 242-6550
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 STEPHEN J. SOGIN, INTERIM CHIEF EXECUTIVE OFFICER
             2527 CAMINO RAMON, SUITE 200, SAN RAMON, CALIFORNIA 94583
                             TELEPHONE:  (925) 242-6550
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        ------------------------------------

                                     COPIES TO:


             ROGER S. MERTZ                         STEPHEN C. FERRUOLO
     ALLEN, MATKINS, LECK, GAMBLE &           HELLER EHRMAN WHITE & MCAULIFFE
              MALLORY LLP                          525 UNIVERSITY AVENUE
   333 BUSH STREET, SEVENTEENTH FLOOR           PALO ALTO, CALIFORNIA 94301
  SAN FRANCISCO, CALIFORNIA 94104-2806          TELEPHONE:  (650) 324-7000
       TELEPHONE:  (415) 837-1515               FACSIMILE:  (650) 324-0638
       FACSIMILE:  (415) 837-1516

                                  ---------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF
                          THIS REGISTRATION STATEMENT.

                                  ---------------

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        ------------------------------------

                          CALCULATION OF REGISTRATION FEE

                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
      TITLE OF SECURITIES           AMOUNT TO BE      OFFERING PRICE          AGGREGATE              AMOUNT OF
       TO BE REGISTERED              REGISTERED        PER SHARE(1)         OFFERING PRICE       REGISTRATION FEE
     ---------------------          -------------    -----------------     ----------------      ----------------
Common Stock, $0.01 par value         600,000            $1.20                 $721,875               $190.58


(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

                        ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED DECEMBER 30, 1999

PROSPECTUS

                                  FiNET.COM, INC.

                                   600,000 SHARES
                                    COMMON STOCK

     The selling stockholder identified in this prospectus is offering 600,000 shares of common stock. FiNet.com will not receive any of the proceeds from the sale of shares by the selling stockholder.

     FiNet.com's common stock is traded on the Nasdaq SmallCap Market under the symbol "FNCM." On December 28, 1999, the last reported sale price for the common stock on the Nasdaq SmallCap Market was $1.03 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                               ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            -----------------------------




                   The date of this Prospectus is ____________, 1999.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder is offering to sell, and seeking offers to buy, shares of FiNet.com's common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

     In this prospectus, the "company," the "Registrant," "FiNet.com," "we," "us," and "our" refer to FiNet.com, Inc.

                        DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.


         SEC Filing (File No. 0-18108)              Period/Filing Date
         -----------------------------              -------------------

      Annual Report on Form 10-K                Year ended April 30, 1999


      Quarterly Reports on Form 10-Q            Quarter ended July 31, 1999
                                                Quarter ended October 31, 1999

      Current Reports on Form 8-K               June 24, 1999
                                                June 28, 1999
                                                August 20, 1999
                                                November 9, 1999


You may request a copy of these documents, at no cost, by writing to:

                                  FiNet.com, Inc.
                            2527 Camino Ramon, Suite 200
                            San Ramon, California  94583
                           Attention:  Investor Relations
                             Telephone:  (925) 242-6550
                               ----------------------

                                 SUBSEQUENT EVENTS

     Effective November 9, 1999, FiNet.com has changed its fiscal year end from April 30 to December 31.

     On November 15, 1999, FiNet.com moved its corporate headquarters from 3021 Citrus Circle, Suite 150, Walnut Creek, California to 2527 Camino Ramon, Suite 200, San Ramon, California.

     On December 15, 1999, FiNet.com announced that Mark Korell, its Chairman, President and Chief Executive Officer would retire from all positions he holds with FiNet.com, effective January 15, 2000. His retirement triggered an event of default under the Company's warehouse lending agreement with Residential Funding Corporation. The Company has received a waiver of this default from the lender. Following Mr. Korell's retirement, Stephen J. Sogin, a current member of FiNet.com's board of directors, will serve as Interim Chief Executive Officer.

     In November 1999, Kevin Gillespie, our Executive Vice President - Sales and Marketing, announced his resignation, effective as of December 20, 1999. In November 1999, the Company announced that Kellie Johnson Abreu had been hired to replace Mr. Gillespie as Vice President--Marketing and Sales. In December 1999, Ms. Abreu informed the Company that she was resigning, believing that she had been constructively terminated. The Company is currently negotiating a severance arrangement with Ms. Abreu.

                                    RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY CONSIDER IMMATERIAL MAY ALSO MATERIALLY IMPAIR OUR BUSINESS OPERATIONS.

     IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS.

IF WE CONTINUE TO EXPERIENCE LOSSES IN THE FUTURE, OUR BUSINESS, FINANCIAL CONDITION AND GROWTH PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED.

     We have had net losses in each fiscal year since fiscal 1997, and we expect that we will continue to incur losses for the foreseeable future on both an annual and quarterly basis. We expect to continue to incur losses because of our plans to invest over the near term in information systems, sales and marketing, recruiting and training, customer support and administrative infrastructure. Because of these expected losses, we may not be able to implement our business plans, and our business, results of operations, financial condition and growth prospects could be materially adversely affected.

     As of October 31, 1999, we had an accumulated deficit of approximately $62.5 million. Prior to December 31, 1995, our year-end financial statements contained a qualification from our independent accountants regarding the uncertainty of our ability to continue as a going concern. We believe that it is likely that we will experience losses and accumulate deficits for the foreseeable future.

WE MAY INCUR ADDITIONAL LOSSES FROM THE DISCONTINUED BUSINESSES OF COASTAL FEDERAL MORTGAGE AND MICAL MORTGAGE.

     In April 1998, we acquired Coastal Federal Mortgage, and in May 1998, we acquired Mical Mortgage Inc., both which have incurred losses since we acquired them. In April 1999, we discontinued the business units of Coastal Federal Mortgage and Mical Mortgage, and we substantially liquidated their assets. We reported a net loss associated with their acquisition and operation of $16.9 million in fiscal 1999 and for the six months ended October 31, 1999 we reported net losses of $2.2 million. We may incur additional losses in connection with these discontinued business units.

IF OUR NEW MANAGEMENT IS NOT ABLE TO IMPROVE AND EXPAND OUR OPERATIONS, OUR BUSINESS COULD SUFFER.

     In 1999, we replaced most of our management team.

Mark Korell, our Chairman, President and Chief Executive Officer, has announced his retirement effective January 15, 2000. Kevin Gillespie, our Executive Vice President-Sales and Marketing, resigned effective December 20, 1999 and the Company has had difficulty permanently filling his position. If FiNet.com's new President and Chief Executive Officer and Vice President--Marketing and Sales, when appointed, and the current members of the management team are not able to improve and expand our operations, our financial condition, profitability and growth prospects could be materially adversely affected.

THE LOSS OF ANY OF OUR EXECUTIVE OFFICERS OR KEY PERSONNEL WOULD LIKELY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     Mr. Korell has recently announced his retirement as Chairman, President and Chief Executive Officer and we are seeking to replace another key member of our management team. We believe that our future success will depend to a significant extent on the continued services of our remaining senior management and other key personnel. The loss of the services of key employees could have a material adverse effect on our business, results of operations and financial condition. We do not maintain "key person" life insurance for any of our personnel.

     FiNet.com is seeking to find a replacement for Mr. Korell. However, we have not been successful in recruiting a permanent replacement for Mr. Korell to date. Delay in recruiting candidates to fill the Chief Executive Officer, and Vice President--Marketing and Sales positions, or any other key position which may become vacant, could have a material adverse effect on our business, results of operations and financial condition.

IF WE ARE UNABLE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

     Our ability to grow and our future success depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales and marketing, customer service and professional personnel. Competition for such employees is intense, especially in the e-commerce sector, and there is a risk that we will not be able to successfully attract, assimilate or retain sufficiently qualified personnel. If we fail to retain and attract the necessary technical, managerial, sales and marketing, customer service personnel and experienced professionals, our business, results of operations and financial condition could be materially adversely effected.

IF CONSUMERS AND MORTGAGE BROKER BUSINESSES DO NOT EMBRACE ON-LINE MORTGAGE FINANCING AND SALES, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

     Our success depends upon the acceptance of on-line mortgage financing by consumers, mortgage brokers and other real estate service providers. If these groups do not embrace our model for mortgage finance, our business, results of operations and financial condition will be materially adversely affected. The market for electronic mortgage financing, particularly over the Internet, is at an early stage of development and is evolving rapidly. Rapid growth in the use of and interest in the Internet is a recent development and we cannot be sure that Internet usage will continue to grow or that a sufficiently broad base of consumers and businesses will adopt, and continue to use, the Internet as a medium by which to communicate and obtain services traditionally provided in person-to-person and paper transactions. Our business prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet products and services.

     We believe that acceptance of our products and services will depend on the following factors, among others:

     - the growth of the Internet as a medium for commerce generally, and as a market for financial products and services in particular;

     - development of the necessary Internet network infrastructure to support new technologies and handle the demands placed upon the Internet;

     -    government regulation of the Internet;

     - our ability to successfully and efficiently develop on-line products and services that are attractive to a sufficiently large number of consumers and mortgage brokers; and

     - a change in the perception among many consumers and real estate service providers that obtaining a mortgage on-line is less dependable than obtaining a mortgage through a more traditional method.

     There is a risk that on-line mortgage financing will not gain market acceptance and that consumers will not significantly increase their use of the Internet for obtaining loans. If the market for on-line mortgage financing fails to develop, or develops more slowly than expected, our business, results of operations and financial condition would be materially adversely affected.
In addition, if there are insufficient communications services to support the Internet, it could result in slower response times which would adversely affect usage of the Internet. Even if the Internet gains acceptance, we may be unable, for technical or other reasons, to develop and introduce new products and services or enhancements of existing products and services in a timely manner, and such products and services and enhancements may not gain widespread market acceptance. Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

     In addition, because the market for on-line mortgage lending is at an early stage of development, the volume of loans that we originate or sell in any given period is difficult to predict. If the volume of loans that we originate or sell falls below our expectations or the expectations of financial analysts, our business, results of operation and financial condition could be materially adversely affected.

IF THERE IS A RECESSION, NATURAL DISASTER OR OTHER DISRUPTION IN THE CALIFORNIA ECONOMY, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Approximately 86% of the loans we originated and/or funded in the first six months of fiscal 2000 were for properties located in California. No other state represented more than 3% of our closed loans during such period. Because a high concentration of our business is in California, we are particularly vulnerable to recessions and conditions affecting the economy of California. Although we seek to originate more loans in other states, we are likely to continue to be dependent on originating loans for properties located in California for the foreseeable future. There have been times in the past, most recently in 1991 and 1992, when the California economy suffered a recession more severe than the rest of the country. If such a recession were to occur again, our business, results of operations and financial condition would be materially adversely affected.

     In addition, California historically has been vulnerable to natural disasters, such as earthquakes and mudslides, which are not typically covered by standard hazard insurance policies that homeowners typically maintain.
Uninsured disasters may reduce a borrower's ability to repay the mortgage loans we close and sell. A sustained period of increased delinquencies or defaults resulting from natural disasters could adversely affect the pricing of our future loan sales and our overall ability to sell loans. The occurrence of any such natural disasters in California could have a material adverse effect on our business, results of operations and financial condition.

IF THERE IS A FURTHER DECREASE IN THE DEMAND FOR MORTGAGES, OUR BUSINESS COULD SUFFER.

     Demand for mortgages is typically adversely affected by periods of economic slowdown or recession, which can be accompanied by rising interest rates and declining demand for consumer credit, home sales, real estate values and ability of borrowers to make loan payments. These factors tend to decrease demand for mortgage loans of the types we originate and could increase the rates of delinquencies and foreclosures on loans we hold. These changes would likely have a material adverse effect on our business, results of operations and financial condition.

     Over the last seven years we have generally operated in an environment of relatively low interest rates, relatively high demand for consumer credit and increasing home sales and real estate values. However, the mortgage market has contracted during 1999 with the increase in mortgage rates. We cannot be sure that we will be able to grow our business in an atmosphere of higher interest rates, lower consumer credit demand and real estate value and fewer home sales.

IF INTEREST RATES CONTINUE TO RISE, OUR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Our residential mortgage business depends upon overall levels of sale and refinancing of residential real estate as well as on mortgage loan interest rates. Any fluctuation in interest rates or an adverse change in residential real estate or general economic conditions, both of which are outside our control, could have a material adverse effect on our business, results of operations and financial condition. The residential real estate industry is highly cyclical. Shifts in the economy and residential real estate values generally affect the number of home sales and new housing starts. The demand for mortgage loan financing increases as the number of home sales increases. Declining interest rates generally increase mortgage loan financing activity because homeowners refinance existing mortgage loans to obtain more favorable interest rates. Rising interest rates, in contrast, discourage refinancing activities and generally reduce the number of home sales that occur.

     The effect of interest rate changes tends to be greater on the market for refinancing loans than it is on the market for purchase loans, since refinancing a mortgage loan is voluntary and motivated primarily by a homeowner's desire to lower financing costs, whereas new home purchasers are motivated by a need or desire for a new home. Accordingly, the annual volume of new mortgage refinance loans is quite volatile. Approximately 46% of the loans we originated and/or funded in fiscal 1999 were loans to refinance mortgage debt, compared to 69% in the first six months of fiscal 2000. We cannot predict future interest rate trends, their impact on our business, or our ability to manage this business mix.

     The value of the loans we make is based, in part, on market interest rates, and our business, results of operations and financial condition may be materially adversely affected if interest rates change rapidly or unexpectedly. If interest rates rise after we fix a price for a loan but before we sell the loan into the secondary market, the value of that loan will decrease. If we delay in selling our loans into the secondary market, our interest rate exposure increases and we could incur a loss on the sale. While we use various hedging strategies to provide some protection against interest rate risks, no hedging strategy can protect us completely. The nature and timing of hedging transactions influences the effectiveness of hedging strategies and poorly designed strategies or improperly executed transactions may increase rather than decrease risk. In addition, hedging strategies involve transaction and other costs. There is a risk that our hedging strategy and the hedges that we make will not adequately offset the risks of interest rate volatility and that our hedges will result in losses.

IF WE ARE UNABLE TO DIFFERENTIATE OURSELVES FROM COMPETITION IN OUR INDUSTRY, OUR BUSINESS PROSPECTS COULD BE HARMED.

     The e-commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Barriers to entry are minimal, so our competitors can launch new Internet sites at relatively low cost. In addition, the residential mortgage loan business is highly competitive. We currently compete with a variety of other companies offering mortgage services, including:

     - various on-line mortgage brokers, including E-LOAN Inc., iOwn.com, Mortgage.com, Quicken Mortgage and Keystroke Financial;

     - mortgage companies that offer products through on-line search engines, such as Yahoo! and Microsoft Corporation's Home Advisor website;

     - mortgage banking companies, commercial banks, savings associations, credit unions and other financial institutions which still originate the vast majority of mortgage loans; and

     -    mortgage brokers.

     Many of our mortgage banking and mortgage brokerage competitors have longer operating histories or significantly greater financial, technical, marketing and other resources than we do. Some of our on-line competitors are spending substantial funds on mass marketing and branding their mortgage services. In addition, some of our competitors offer a wider range of services and financial products to customers and have the ability to respond more quickly to new or changing opportunities. As a result, many have greater name recognition and more extensive customer bases and can offer more attractive terms to customers and adopt more aggressive loan pricing policies. We can not be sure that we will be able to compete successfully against current and future competitors. If we are unable to do so it will have a material adverse effect on our business, results of operations and financial condition.

IF OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE.

     Our quarterly revenues and operating results are likely to continue to vary substantially from quarter to quarter. Fluctuation in our quarterly results may cause the price of our common stock to be volatile. We believe that the following factors, among others, could affect our quarterly results:

     -    fluctuations in mortgage loan interest rates;

     - seasonal or other economic factors affecting demand for mortgage credit;

     -    the volume of our mortgage loan originations;

     -    the size and timing of our loan sales;

     -    our ability to offer competitive mortgage rates;

     - changes in our pricing policies or our competitors' pricing policies for mortgage origination and processing fees;

     - the proportion of our mortgage originations which are used to purchase homes or refinance existing debt;

     - the introduction of new products and services by us or our competitors;

     - the level of consumer interest and confidence in the Internet as a means of accessing financial products and services;

     -    the timing of releases of enhancements to our products and services;

     - our ability to upgrade and develop our information systems and operational infrastructure to accommodate growth;

     - the timing and rate at which we increase our expenses to support projected growth;

     - the cost of compliance with federal and state government laws and regulations, including any changes in our historic business practices that could result from legal interpretations;

     - any termination or restructuring of any strategic alliances or agreements with key service providers such as the Federal National Mortgage Association, commonly known as Fannie Mae, or the Federal Home Loan Mortgage Corporation, commonly known as Freddie Mac;

     - our announcement of new marketing initiatives or strategic alliances with other Internet-based companies, or termination of any such initiative or alliance;

     - the volume of business resulting from collaborative marketing efforts with our strategic partners;

     - technical difficulties or service interruptions affecting our Internet websites or operational data processing systems;

     - changes in our operating expenses and investment in our infrastructure;

     - general economic conditions in the United States and economic conditions which particularly affect e-commerce industries; and

     -    additions or departures of key executives and operating personnel.

     These factors make a substantial decline in our stock price possible at any time. For example, our common stock traded between $0.75 and $18.25 per share between December 20, 1998 and December 20, 1999.

     In addition, the trading prices of Internet and e-commerce stocks have recently experienced extreme price and volume fluctuations. These fluctuations often appear to be unrelated or disproportionate to the operating performance of Internet and e-commerce companies. The valuations of many Internet and e-commerce stocks are extraordinarily high based on conventional valuation standards such as price-to-earnings and price-to-sales ratios. These trading prices and valuations may not be sustained. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results. In the past, securities class action litigation often has been brought against companies following declines in the market price of their securities. If litigation of this type were brought against us, it could be very costly and could divert management's attention and resources from our business.

     We anticipate that as the on-line mortgage origination industry matures, our business will also be increasingly susceptible to the same seasonal and cyclical factors that affect the mortgage industry as a whole. Accordingly, we believe period-to-period comparisons of our operating results are not meaningful and our results for any period should not be relied upon as an indication of future performance. Our operating results may fail to meet our expectations or those of analysts who follow us. Any such failure could cause our stock price to decline substantially.

     We are aware that from time to time chat groups may develop on the Internet and that participants in those groups may post statements about us. These statements may influence the market price of our common stock. We do not monitor statements about us that appear on the Internet, except for authorized statements made by us. We undertake no obligation of any kind whatsoever to monitor, correct, comment on or respond to statements on the Internet or elsewhere by others, and it is our policy not to monitor, correct, comment on or respond to such statements.

IF WE ARE UNABLE TO MANAGE GROWTH IN OUR BUSINESS, OUR RESULTS OF OPERATIONS MAY NOT IMPROVE.

     We anticipate that we will need to expand our employee base, facilities and infrastructure in order to be able to compete successfully and take advantage of market opportunities. We expect this expansion to place significant strain on our management, operational and financial resources. Our current personnel, systems, procedures and controls are not adequate to support anticipated growth of our operations. To manage this expected growth, we will need to improve our mortgage processing, operational and financial systems, information processing capacity, procedures and controls. We may be unable to hire, train, retain or manage necessary personnel, or to identify and take advantage of existing and potential strategic relationships and market opportunities. If we are unable to manage expansion of our business effectively, our business, results of operations and financial condition may not improve and could deteriorate.

PROBLEMS AND RISKS RELATED TO POTENTIAL ACQUISITIONS AND ALLIANCES MAY HARM OUR BUSINESS.

     To implement our growth strategy we may acquire or enter into alliances with companies with complementary services, technologies and businesses. In connection with any such acquisition, we may fail to successfully integrate the operations of the acquired company. For example, as described more completely above under "We may incur additional losses from the discontinued operations of Coastal Federal Mortgage and Mical Mortgage," we incurred significant losses following our acquisitions of Mical Mortgage and Coastal Federal Mortgage, and have discontinued their operations. Any future alliances we pursue may not be successful. Also, acquisitions or alliances could divert our management's attention from other business matters, or we could lose key employees of acquired companies or alliance businesses.

THE DISCONTINUATION OF FEDERAL PROGRAMS THAT PURCHASE LOANS OR ANY CHANGE IN OUR ELIGIBILITY TO PARTICIPATE SUCH PROGRAMS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We fund our mortgage loan operations in part by selling the mortgage loans that we fund to entities such as Fannie Mae, Freddie Mac and the Government National Mortgage Association, commonly known as Ginnie Mae, which pool those mortgage loans into mortgage-backed securities. Our ability to sell mortgage loans depends upon the continuation of programs administered by these entities, as well as our continued eligibility to participate in these programs. If these programs, or our eligibility to participate in them, were terminated or significantly curtailed, our business, results of operations and financial condition would be materially adversely affected. In addition, the mortgage products offered under these federal programs may change from time to time. The profitability of specific mortgage products may vary depending on a number of factors, including our administrative costs of originating these products.

     We also depend upon private mortgage investors, such as GMAC/RFC, GE Capital Mortgage and IndyMac, to purchase mortgage loans that we originate which do not qualify for inclusion in the federal programs described above. If private investors reduce their purchases of these mortgage loans, the market and price for such mortgage loans will be adversely affected, which would have a material adverse effect on our business, results of operations and financial condition.

     We depend on automated underwriting and other services offered by government sponsored and other mortgage investors, including Fannie Mae's DU, Freddie Mac's Loan Prospector, GMAC/RFC's AssetWise and GE Capital Mortgage's Good Decisions. These services help ensure that our mortgage services can be offered efficiently and timely. We currently have an agreement with Fannie Mae that allows us to use their automated underwriting services and enables us to sell qualified first mortgages to Fannie Mae. During the first six months of fiscal 2000, approximately 44% of loans funded by our subsidiary, Monument Mortgage, were submitted and underwritten using Fannie Mae's DU. We expect to continue to process a significant portion of our conforming loans using the Fannie Mae system. However, our agreements with Fannie Mae and other mortgage investors can be terminated by either party immediately upon the delivery of a written termination notice. There is a risk that we will not remain in good standing with Fannie Mae and other mortgage investors or that Fannie Mae and other mortgage investors will terminate our relationship.
 The termination of our agreement with Fannie Mae would materially adversely impact our ability to originate loans.

IF OUR NEW MARKETING RELATIONSHIPS ARE UNSUCCESSFUL, OUR LOAN ORIGINATIONS COULD SUFFER.

     We have entered into a majority of our marketing relationships within the past year, with such companies as OnMoney.com, Owners.com, Ask.com, CoxInteractive, GetSmart.com, Homehunter and Homeseekers. Our agreements with marketing partners are typically short term, lasting as little as 90 days, and, in some cases, can be unilaterally terminated by either party. If any of these agreements were terminated or lapsed without extension, we could lose a source of loan applications. We cannot predict whether any or all of these agreements will be terminated or will be renewed or extended past their current expiration dates.

IF WE HAVE TO REPURCHASE LOANS ORIGINATED FOR OR SOLD TO LENDERS, OUR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Under agreements with some of our lenders, they may require us to repurchase loans that we originate for them, or they purchase from us, in the event of material misrepresentations by us or inaccuracies in the borrowers' loan documents. In the first six months of fiscal 2000, we were required to repurchase approximately $0, $6,500,000 and $465,000 principal amount of loans originated or sold through Coastal Federal Mortgage, Mical Mortgage and Monument Mortgage, respectively. It is possible that future demands will be made to purchase loans originated and sold through these subsidiaries. There is a risk that we will not have sufficient funds to repurchase loans upon demand or that such repurchases will have a material adverse effect on our business, results of operations and financial condition.

     As a result of repurchases, we occasionally are required to hold foreclosed residential real estate in inventory until it can be resold. If interest rates rise and the economy declines, the rate of mortgage loan foreclosures may rise. Depending on the circumstances of the transaction, we may or may not be able to sell the property for more than the outstanding loan balance. As of October 31, 1999, we held approximately $342,000 aggregate principal amount of loans in foreclosure. Future foreclosures could have a material adverse effect on our business, results of operations and financial condition.

IF WE LOSE ACCESS TO CREDIT FACILITIES TO FINANCE OUR MORTGAGE LENDING ACTIVITIES, OUR GROWTH PROSPECTS COULD BE SEVERELY LIMITED.

     We act as a lender for many of the loans we originate. Because we are not a bank, we are dependent upon specialized mortgage credit facilities from other lenders to finance our mortgage lending activities. In August 1999, we entered into a $75 million committed warehouse borrowing agreement with GMAC/RFC to replace an existing $35 million agreement with GMAC/RFC. In the agreement, which expires on May 31, 2000, we make numerous representations, warranties and operating and financial covenants. A material breach by FiNet.com of any of these representations, warranties or covenants could result in the termination of the agreement and an obligation to repay the entire amount outstanding under the agreement. For instance, Mr. Korell's retirement will constitute a technical default under the agreement, which will permit GMAC/RFC to refuse to continue to make the credit facility available to FiNet.com. In the past, we have had to obtain waivers from GMAC/RFC's for defaults under the agreement. We cannot assure you that we will secure a waiver from GMAC/RFC for the default which will occur due to Mr. Korell's retirement, or that financing will continue to be available on favorable terms or at all. To the extent that we are unable to access adequate capital to fund loans, we may have to curtail or cease our loan funding activities entirely. This would have a material adverse effect on our business, results of operations and financial condition.


IF THERE ARE INTERRUPTIONS OR DELAYS IN OBTAINING APPRAISAL, CREDIT REPORTING, TITLE SEARCHING AND OTHER UNDERWRITING SERVICES FROM THIRD PARTIES, WE MAY EXPERIENCE CUSTOMER DISSATISFACTION AND DIFFICULTIES CLOSING LOANS.

     We rely on other companies to perform certain aspects of the loan underwriting process, including appraisals, credit reporting and title searches. If the provision of these ancillary services were interrupted or delayed, it could cause delays in the processing and closing of loans for our customers.
The value of the service we offer and the ultimate success of our business are dependent on our ability to secure the timely provision of these ancillary services by the third parties with whom we have business relationships. If we are unsuccessful in securing the timely delivery of these ancillary services we will likely experience increased customer dissatisfaction and our business, results of operations and financial condition could be materially adversely affected.

IF WE FAIL TO COMPLY WITH EXTENSIVE FEDERAL AND STATE LAWS REGULATING OUR INDUSTRY, WE COULD BE SUBJECT TO PENALTIES, DISQUALIFICATIONS, LAWSUITS OR ENFORCEMENT ACTIONS THAT COULD HAVE A MATERIAL ADVERSE AFFECT OUR BUSINESS.

     Our operations are subject to extensive regulation by federal and state authorities. For example, the United States Department of Housing and Urban Development, or HUD, regulates certain aspects of the mortgage lending business, as do the Federal Reserve Board and the Federal Trade Commission. The Real Estate Settlement Procedures Act of 1974, or RESPA, the Truth in Lending Act and federal statutes, require that certain disclosures, such as good faith estimates of settlement charges, a Truth-in-Lending Statement and a HUD-1 settlement statement be provided to borrowers and that certain information, such as the HUD Settlement Costs booklet, also be provided to borrowers. The Federal Fair Housing Act and the Equal Credit Opportunity Act prohibit discrimination and various state statutes prohibit unfair and deceptive trade practices, and impose disclosure and other requirements in connection with the mortgage loan origination process. If we fail to comply with such regulations, possible consequences could include loss of approved status, demands for indemnification, class action lawsuits, and administrative enforcement actions.

     In addition, RESPA contains certain prohibitions regarding the giving or taking of a fee, kickback, or anything of value for the referral of business to any specific person or organization. However, the payment of reasonable compensation for the provision of goods, services and facilities is generally not prohibited.

     In September 1998, HUD cited Mical Mortgage for various alleged violations of HUD/FHA regulations. Thereafter, HUD withdrew Mical Mortgage's HUD/FHA Title I & II approvals and imposed a civil money penalty against Mical Mortgage in the amount of $500,000.

     In California, regulation and licensing of mortgage brokers and lenders falls under the California Department of Real Estate or the California Department of Corporations. Other than banking industry employees and other persons who are exempt from California Department of Real Estate and California Department of Corporations licensing requirements, individuals engaged directly in the origination of loans or the dissemination of certain information are required to be licensed by the California Department of Real Estate or the California Department of Corporations. We and some of our subsidiaries are also required to be licensed in other states in which we have offices or operate. Although we have the licenses required in California and several other states and believe that we will be able to obtain licenses required in other states from time to time, we cannot be sure that we will successfully comply with the many government regulations and licensing requirements to which we are subject. If we fail to comply adequately, it could have a material adverse effect on our business, results of operations and financial condition.

IF WE ARE UNABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE IN E-COMMERCE AND IMPROVE OUR PRODUCTS AND SERVICES, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

     The Internet and e-commerce are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render existing technology and systems obsolete. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our on-line services. We have little proprietary computer software, information databases or applications. We cannot be sure that others will not develop and offer superior products and services, or, if so offered, that they will not gain a greater acceptance among potential customers. Our success will depend, in part, on our ability to both license and internally develop leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of websites and other proprietary technology entails significant technical and business risks. There can be no assurance that we will successfully use new technologies effectively or adapt our websites, technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions, customer requirements or emerging industry standards, our business, results of operations and financial condition could be materially adversely affected.

IF OUR COMPUTER SYSTEMS FAIL, OUR BUSINESS WOULD BE MATERIALLY ADVERSELY
AFFECTED.

     A key element of our strategy is to generate a high volume of traffic on, and use of, our websites. Accordingly, the satisfactory performance, reliability and availability of our websites, transaction-processing systems and network infrastructure are critical to our reputation and ability to attract and retain customers and maintain adequate customer service levels. Our revenues depend in part on the number of potential customers who visit our websites. Any system interruption that results in the unavailability of our websites would reduce the volume and attractiveness of our product and service offerings. Our communications hardware and some of our other computer hardware operations are located at our facilities in San Ramon, California. The hardware for our internal loan and product database, as well as our loan processing operations, is maintained in our San Ramon facility. Fires, floods, earthquakes, power losses, telecommunications failures, breaches and similar events could damage these systems. Computer viruses, electronic breaches or other similar disruptive problems could also adversely affect our websites. Our business, results of operations and financial condition could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for losses that may occur in the event of a failure of our computer systems or other interruptions in our business.

     Our websites must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to our business. In the past, we have experienced periodic system interruptions, which we believe will continue to occur from time to time. Any substantial increase in the volume of traffic on our websites will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. We cannot be sure that we will be able to accurately project the rate or timing of increases, if any, in the use of our websites or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. In addition, our users depend on Internet service providers, on-line service providers and other website operators for access to our websites. Many of them have experienced significant outages in the past, and could experience outage delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems would materially adversely affect our business, results of operations and financial condition.

IF OUR ELECTRONIC SECURITY DEVICES ARE BREACHED, OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED.

     The secure transmission of confidential information through e-commerce is critical to our underwriting process. We rely on certain encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as consumers' financial statements. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If any such compromise were to occur, it could have a material adverse effect on our business, results of operations and financial condition.

     We may be required to spend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet generally, and e-commerce in particular. To the extent that our activities involve the storage and transmission of proprietary information, such as consumers' financial statements and profile information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that a failure to prevent such security breaches will not have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO SUCCESSFULLY ADDRESS YEAR 2000 ISSUES, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Many currently installed computer systems and software programs only accept two digits to identify the year in any date. Any system or program which can not accept four digits to identify the year in any date may not distinguish dates falling on or after January 1, 2000 from dates falling before January 1, 2000. As a result, many computer systems and software programs may need to upgraded or replaced to ensure they comply with Year 2000 requirements.

     The actual cost we incur to become Year 2000 compliant is subject to certain risks and uncertainties including, among others, our ability to timely identify all affected business-critical systems, and the readiness of service providers, vendors and suppliers, and our financial institutions and significant customers. If we are unsuccessful in correcting our business-critical systems and processes affected by the Year 2000 issue, our, business, results of operations and financial condition could be materially affected. In addition, if our service providers, vendors and suppliers or our financial institutions and significant customers are adversely affected by the Year 2000 issue, our operations could face substantial interruptions and our business, results of operations and financial condition could be materially and adversely affected. These third party risks include possible interruptions in our ability to fund loans utilizing our warehouse facilities, our ability to sell loans to Fannie Mae and other investors, originate mortgages over the Internet and our hedging systems' ability to link to financial data.

WE DO NOT INTEND TO PAY DIVIDENDS.

     We have not paid any dividends on our common stock since fiscal 1997 and we do not anticipate paying dividends on our common stock in the foreseeable future. You should take this into account when deciding whether to buy our stock.

                            FORWARD LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. Also, when we use such words as "believe," "expect," "anticipate," "plan," "could," "intend" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

     We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could materially and adversely affect our business, results of operations and financial condition.

                                  USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

                                SELLING STOCKHOLDER

     The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder as of December 22, 1999 and the number of shares that may be offered pursuant to this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. The selling stockholder entered into a marketing agreement with FiNet.com in April 1999. Under our agreement with the selling stockholder, we are the exclusive operator of the Homeseekers Finance Center.

                                    COMMON STOCK                                  COMMON STOCK
                                 BENEFICIALLY OWNED                            BENEFICIALLY OWNED
                                PRIOR TO OFFERING(1)                           AFTER OFFERING (1)
                                ---------------------       COMMON STOCK      ------------------
          HOLDER                NUMBER        PERCENT        TO BE SOLD       NUMBER     PERCENT
          ------               -------        -------       ------------      ------     -------
Homeseekers.com, Inc.         600,000              *          600,000             0           -


------------------------
 *   Less than one percent.
(1) Applicable percentage of ownership is based on 93,440,814 shares of Common Stock outstanding as of December 22, 1999.

                                PLAN OF DISTRIBUTION

     The selling stockholder may offer its shares at various times in one or more of the following transactions:

     - on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed);

     -      in the over-the-counter market;

     -      in negotiated transactions other than on such exchanges;

     -      by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

     -      in a combination of any of the above transactions.

     The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholder may use broker-dealers to sell its shares. The broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares.

     Under certain circumstances the selling stockholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, FiNet.com has agreed to indemnify the selling stockholder with respect to the shares offered hereby against certain liabilities, including certain liabilities under the Securities Act.

     Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to FiNet.com's common stock for a period of two business days prior to the commencement of such distribution. The selling stockholder will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of FiNet.com's common stock by the selling stockholder.

     The selling stockholder will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of FiNet.com, and FiNet.com has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

                                   LEGAL MATTERS

     The validity of the common stock offered hereby will be passed on for us by Heller Ehrman White & McAuliffe, Palo Alto, California, counsel to the company in connection with the offering.

                                      EXPERTS

     The consolidated financial statements of FiNet.com which appear in its Annual Report (Form 10-K) for the fiscal year ended April 30, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     FiNet.com's consolidated financial statements, except with respect to Coastal Federal Mortgage, for the fiscal years ended April 30, 1998 and 1997 were audited by Reuben E. Price & Co., independent certified accountants, as set forth in their report therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Coastal Federal Mortgage, for the fiscal years ended April 30, 1998 and 1997, which are not presented separately herein, were audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including FiNet.com) may be found.

     This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-______). The registration statement contains more information than this prospectus regarding FiNet.com and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimated except the SEC registration fee.


             SEC Registration Fee  . . . . . . . .       $    191
             Accounting Fees and Expenses  . . . .       $ 20,000
             Legal Fees and Expenses . . . . . . .       $ 10,000
             Printing and Engraving  . . . . . . .       $  2,000
             Miscellaneous . . . . . . . . . . . .       $    809
                       Total . . . . . . . . . . .       $ 33,000
                                                         ========


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the General Corporation Law of Delaware (the "DGCL"), the registrant's Certificate of Incorporation excludes personal liability on the part of its directors to the registrant for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified.

     The registrant's Certificate of Incorporation and its Bylaws require indemnification of directors and officers of the registrant to the fullest extent permitted by the DGCL for claims against them in their official capacities, including stockholders' derivative actions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS.


  Exhibit                                Description
---------                                -----------

4.1 Agreement for the Withdrawal of a Member and Amending the Operating Agreement among the registrant, the selling stockholder and Monument Mortgage, Inc. dated October 28, 1999

5.1         Opinion of Heller Ehrman White & McAuliffe

23.1        Consent of Ernst & Young LLP

23.2        Consent of Reuben E. Price & Co.

23.3        Consent of Richard A. Eisner & Company, LLP

23.4 Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5.1 hereto)

24.1        Power of Attorney (see page II-4)


ITEM 17.  UNDERTAKINGS

     A.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.   The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, California on December 28, 1999.

                                   FiNET.COM, INC.


                                   By:  /s/ Stephen J. Sogin
                                      ----------------------------------
                                      Stephen J. Sogin
                                      Interim Chief Executive Officer

                                 POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Stephen J. Sogin and Gary A. Palmer his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


          Signature                      Office                     Date
          ---------                      ------                     ----
/s/ Stephen J. Sogin
-------------------------    Interim Chief Executive         December 28, 1999
      Stephen J. Sogin       Officer and Director
                             (Principal Executive Officer)
/s/ L. Daniel Rawitch
-------------------------    Vice Chairman                   December 28, 1999
      L. Daniel Rawitch

/s/ Gary A. Palmer
-------------------------    Executive Vice President -      December 28, 1999
       Gary A. Palmer        Chief Financial Officer
                             (Principal Financial and
                             Accounting Officer)

/s/ Antonio P. Falcao
-------------------------    Director                        December 28, 1999
    Antonio P. Falcao

/s/ Richard E. Wilkes
-------------------------    Director                        December 28, 1999
      Richard E. Wilkes

          Signature                      Office                     Date
          ---------                      ------                     ----


-------------------------    Director                        December __, 1999
       Mark L. Korell

/s/ S. Lewis Meyer
-------------------------    Director                        December 28, 1999
       S. Lewis Meyer

                                 INDEX TO EXHIBITS


Exhibit                               Description
-------                               -----------

4.1 Agreement for the Withdrawal of a Member and Amending the Operating Agreement among the registrant, the selling stockholder and Monument Mortgage, Inc. dated October 28, 1999

5.1        Opinion of Heller Ehrman White & McAuliffe

23.1       Consent of Ernst & Young LLP

23.2       Consent of Reuben E. Price & Co.

23.3       Consent of Richard A. Eisner & Company, LLP

23.4 Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5.1 hereto)

24.1       Power of Attorney (see page II-4)